EXHIBIT 99.1

FOR IMMEDIATE RELEASE

PAINCARE ACQUIRES HEALTH CARE CENTER OF TAMPA, INC.

Established Pain Management and Rehab Practice, Led By Saqib Bashir Khan,

M.D., Expected To Contribute Over $1.5 Million In EBITDA To PainCare In 2004

ORLANDO, FL – (PR Newswire) – December 30, 2003 – PainCare Holdings, Inc. (AMEX:PRZ) today announced that the Company has acquired Health Care Center of Tampa, Inc. (“HCCT”), a pain management and orthopedic rehabilitation practice based in Lakeland, Florida that administers nearly 10,000 patient visits per year.

The purchase of HCCT, Inc. consisted of $1,937,500 in cash and 809,315 shares of PainCare’s common stock valued at $1,937,500 (or $2.394 per share). PainCare is expected to make additional payments of up to $3,875,000 in cash and common stock if certain net earnings goals are achieved in each of the first three fiscal years following the closing.

The acquisition has been accounted for using the purchase method of accounting. PainCare funded the cash portion of the purchase price of HCCT from the proceeds of the $10 million Convertible Debenture offering closed December 18, 2003.

Established in 1997 by practice founder and owner Saqib Bashir Khan, M.D., HCCT specializes in the delivery of pain management, anesthesiology and orthopedic rehabilitation. As one of the nation’s first physicians trained and Board Certified in pain management, anesthesiology and Critical Care, Dr. Kahn has built a widely respected pain management practice serving the Central region of Florida from Tampa to Daytona Beach. Promoting treatment of the ‘whole patient’ through the evaluation of physical, vocational, social and psychological factors that may be contributing to a patient’s medical condition, Healthcare Center of Tampa adopts a comprehensive, yet highly personalized, approach to achieving ultimate pain relief.

Based on its historical financial performance, HCCT is expected to contribute to PainCare approximately $2.3 million in annual revenue and approximately $1.55 million in EBITDA in 2004.

“I am convinced that PainCare’s business strategy represents the wave of the future in the delivery of healthcare services,” stated Dr. Khan. “The powerful combination of world-class physicians, state-of-the-art technology, advanced treatment protocols and strong corporate leadership should enable all of us to unlock greatly enhanced business value from our respective practices while promoting even higher ideals and standards for patient care. I’m very excited about joining the PainCare team and look forward to participating in the Company’s long term success.”

About PainCare Holdings, Inc.

Founded in Orlando, Florida in 2000, PainCare specializes in the cost-effective delivery of high-tech pain relief through Minimally Invasive Surgery, Pain Management technologies and Orthopedic Rehabilitation. The Company has established and is aggressively expanding a network of orthopedic rehabilitation, spine surgery and pain management centers across North America to serve the pain care market. PainCare has built a professional healthcare organization comprised of many internationally renowned pain management physicians, neuro- and orthopedic surgeons, and physiatrists with centers found in Florida, Colorado, North Dakota, Missouri and Canada.

In addition, PainCare markets a proprietary, turnkey orthopedic rehabilitation program, called MedX-Direct, to the nation’s leading orthopedic surgery, neuro-surgery, physiatry and pain management practices, which provides the most advanced testing, strengthening and rehabilitation utilizing state-of-the-art MedX equipment installed on-site at each physician practice. To date, PainCare has deployed or is in the process of deploying 28 Med-X Direct programs throughout North America.

For more information on PainCare, please visit the Company web site at

www.paincareholdings.com.

This press release may contain forward-looking statements that may be subject to various risks and uncertainties. Such forward-looking statements are made pursuant to the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995 and are made based on management’s current expectations or beliefs as well as assumptions made by, and information currently available to, management. A variety of factors could cause actual results to differ materially from those anticipated including the following: insufficient capital to expand business; market acceptance of new products and services; management’s ability to effectively launch new products in a timely and cost efficient manner; governmental regulation and legal uncertainties; ability to manage growth and to respond to rapid technological change; competitive pressures; costs or difficulties related to the integration of businesses, if any, acquired or that may be acquired, may be greater than expected; operating costs or customer loss and business disruption following future mergers and acquisitions may be greater than expected; general economic or business conditions; and any changes in the securities market. For a detailed description of these and other cautionary factors that may affect PainCare’s future results, please refer to PainCare’s filings with the Securities Exchange Commission, especially in the “Factors Affecting Operating Results and Market Price of Securities” included in the Company’s most recent filings filed with the Securities Exchange Commission.

FOR MORE INFORMATION, PLEASE CONTACT

Stephanie Noiseux, Elite Financial Communications Group, LLC

407-585-1080 or via email at steph@efcg.net